                                                                    EXHIBIT 12.1
                           BEVERLY ENTERPRISES, INC.

         COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF
           EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS
                             (DOLLARS IN THOUSANDS)

                                                                                                        THREE MONTHS ENDED
                                                            YEARS ENDED DECEMBER 31,                        MARCH 31,
                                            --------------------------------------------------------    ------------------
                                              1995        1994        1993        1992        1991       1996       1995
                                            --------    --------    --------    --------    --------    -------    -------
Income (loss) before provision for income
  taxes, extraordinary charge and
  cumulative effect of change in
  accounting for income taxes.............  $ (6,154)   $114,795    $ 87,640    $  6,148    $ 41,668    $22,827    $26,692
Add fixed charges:
  Interest expense (including capitalized
    interest).............................    83,294      60,268      62,614      62,077      66,982     21,906     19,878
  Interest factor in rent expense.........    46,740      55,831      67,916      77,372      85,304      9,836     12,696
  Amortization of debt issue costs........     4,379       4,241       3,743       8,226      10,553      1,893      1,078
  Amortization of debt discounts..........       144       2,206       1,794       2,126       2,661         26         36
                                            --------    --------    --------    --------    --------    -------    -------
Total fixed charges.......................   134,557     122,546     136,067     149,801     165,500     33,661     33,688
                                            --------    --------    --------    --------    --------    -------    -------
Less capitalized interest.................    (3,572)     (1,923)     (1,955)     (1,486)       (953)      (680)      (443)
                                            --------    --------    --------    --------    --------    -------    -------
Total earnings............................  $124,831    $235,418    $221,752    $154,463    $206,215    $55,808    $59,937
                                            ========    ========    ========    ========    ========    =======    =======
Ratio of earnings to fixed charges........        (1)       1.92        1.63        1.03        1.25       1.66       1.78
                                            ========    ========    ========    ========    ========    =======    =======
Preferred dividends:
  Cash dividend requirement...............  $ 10,110    $ 12,313    $  6,724    $  3,125    $  1,429    $    --    $ 3,327
  Accretion in carrying value of preferred
    stock.................................        --          --       4,329       8,928       4,081         --         --
                                            --------    --------    --------    --------    --------    -------    -------
Total preferred dividends.................    10,110      12,313      11,053      12,053       5,510         --      3,327
                                            --------    --------    --------    --------    --------    -------    -------
Total combined fixed charges and preferred
  dividends...............................  $144,667    $134,859    $147,120    $161,854    $171,010    $33,661    $37,015
                                            ========    ========    ========    ========    ========    =======    =======
Ratio of earnings to combined fixed
  charges and preferred dividends.........        (2)       1.75        1.51          (2)       1.21       1.66       1.62
                                            ========    ========    ========    ========    ========    =======    =======

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(1) Earnings were inadequate to cover fixed charges by $9,726,000 for the year ended December 31, 1995.

(2) Earnings were inadequate to cover combined fixed charges and preferred dividends by $19,836,000 and $7,391,000 for the years ended December 31, 1995 and 1992, respectively.